EXHIBIT 3.1
                              ARTICLES OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                          BENTLEY PHARMACEUTICALS, INC.


To the Department of State
State of Florida


         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the corporation hereinafter named (the "Corporation") does hereby adopt the following Articles of Amendment.

         1.       The name of the corporation is Bentley Pharmaceuticals, Inc.

         2.       Article  III  of  the  Amended   and   Restated   Articles  of
Incorporation is hereby amended so as henceforth to read as follows:

                                  "ARTICLE III

         The total number of shares of all classes of stock which the Corporation has authority to issue is Thirty Seven Million (37,000,000) consisting of Thirty Five Million (35,000,000) shares of Common Stock, par value $.02 per share (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). All or any part of the Common Stock may be paid for in cash, in property, in formulas, copyrights, patents, trade names, equipment, or in labor or services at a fair valuation to be fixed by the incorporators or by the Board of Directors at a meeting called for said purpose. All stock when issued shall be non-assessable. The stockholders of the Corporation shall not, solely by virtue of being stockholders, have pre-emptive rights to acquire the Corporation's stock, including unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation's stock. The Preferred Stock shall be issuable in series with such designations, terms, limitations


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         and relative  rights and  preferences as may be fixed from time to time by the Board of Directors.

         The   designations,   terms,   limitations   and  relative  rights  and
         preferences of the shares of Common Stock and Preferred Stock (unless otherwise fixed by the Board of Directors) are as follows:

                                (a) COMMON STOCK

                  1. Dividends. Subject to the prior and superior right of the Preferred Stock, the holders of outstanding shares of Common Stock ("Common Stock Holders") shall be entitled to receive dividends as, when and in the amount declared by the Board of Directors, out of any funds legally available therefor.

                  2. Liquidation, Dissolution and Winding Up. Subject to the prior and superior right of the Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Common Stock Holders shall be entitled to receive, out of the net assets of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, that portion of the remaining funds to be distributed. Such funds shall be paid to the Common Stock Holders on the basis of the number of shares of Common Stock held by each of them. Neither the consolidation nor merger of the Corporation into or with any other corporation nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the provisions of this Section (a)(2).

                  3. Voting. Shares of Common Stock shall entitle the holder thereof to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation.

                              (b) PREFERRED STOCK

                  1. Series. The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated so as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical except in respect of particulars which may be fixed by the

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         Board of Directors as hereinafter  provided pursuant to authority which is hereby expressly vested in the Board of Directors. Each share of a series shall be identical in all respects with all other shares of such series, except as to the date from which dividends are cumulative. Shares of Preferred Stock of any series which have been retired in any manner, including shares redeemed or reacquired by the Corporation and shares which have been converted into or exchanged for shares of any other class, or any series of the same or any other class shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or any other series of the same class.

                  2. Provisions. Before any shares of Preferred Stock of any series shall be issued, the Board of Directors, pursuant to authority hereby expressly vested in it, shall fix by resolution or resolutions the following provisions in respect of the shares of each such series so far as the same are not inconsistent with the provisions of this
         Article III applicable to all series of Preferred Stock:

                           (a) the distinctive designations of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                           (b) the annual rate or amount of dividends, if any, payable on shares of such series (which dividends would be payable in preference to any dividends on Common Stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the dates when such dividends shall be payable;

                           (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of such series may be redeemed;


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                           (d) the  amount,  if any,  payable  on shares of such
         series in the event of liquidation, dissolution or winding up of the affairs of the Corporation;

                           (e) whether the shares of such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices or the rate or rates at which shares of such series shall be so convertible or exchangeable, and the adjustments which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

                           (f) whether such series shall have any voting rights in addition to those prescribed by law, and, if so, the terms and conditions of exercise of voting rights; and

                           (g)   any    other    preferences    and    relative,
         participating,    optional   or   other   special   rights,   and   any
         qualifications, limitations and restrictions thereof."


                  3. The date of adoption of the aforesaid amendment was June 14, 1996.

                  4. The number of votes cast for the said amendment by the shareholders was sufficient for the approval thereof.

                  5. These Articles of Amendment shall be effective upon filing.



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Executed on June 28, 1996.



                                              BENTLEY PHARMACEUTICALS, INC.



                                              /s/  Michael D. Price
                                              --------------------------------
                                              Michael D. Price
                                              Vice President, Chief Financial
                                              Officer, Treasurer and Secretary



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